UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2021

Prelude Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39527	81-1384762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Powder Mill Road

Wilmington, Delaware, 19803

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (302) 467-1280

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	PRLD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Lease Agreement

On November 30, 2021, Prelude Therapeutics Incorporated (the “Company”) entered into a lease agreement (the “Chestnut Run Lease”) with Crisp Partners, LLC (the “Landlord”), with a commencement date of the earlier of (i) the Landlord Work Substantial Completion Date (as such term is defined in the Chestnut Run Lease), or (ii) the date the Company takes possession of the premises for the conduct of the Company’s business (the “Commencement Date”). The Chestnut Run Lease premises includes approximately 81,000 square feet, located at Chestnut Run Plaza, 984 Centre Road, Wilmington, Delaware (the “Premises”). The Premises contains both office and lab space and the Company intends to use the Premises as its headquarters. The Chestnut Run Lease has an initial term of 162 months with 3 five-year extension options and certain expansion rights. The aggregate estimated rent payments due over the initial term of the Chestnut Run Lease is approximately $33.8 million. The Company paid a security deposit in the form of a letter of credit of $4.0 million which may be reduced to $0.5 million over time in accordance with the terms of the Chestnut Run Lease.

The foregoing description of the Chestnut Run Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Chestnut Run Lease, a copy of which will be filed as an exhibit to the Company’s Yearly Report on Form 10-K for the year ending December 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRELUDE THERAPEUTICS INCORPORATED

Date: December 3, 2021	By:	/s/ Laurent Chardonnet
Laurent Chardonnet
Chief Financial Officer